                                                                  RULE 424(B)(3)
                                               REGISTRATION STATEMENT 333-136471

                              PROSPECTUS SUPPLEMENT

                               DATED JULY 13, 2007

                                       TO

                        PROSPECTUS DATED NOVEMBER 6, 2006

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                                   SWMX, INC.

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      This  Prospectus  Supplement,  dated  June 29,  2007  (the  "Supplement"), supplements  that  certain  Prospectus  dated  November  6, 2006 (the  "Original
Prospectus"),  as  supplemented  by those  certain  Prospect  Supplements  dated
January 11, 2007,  February 13, 2007,  March 30, 2007 and July 2, 2007 (together with  the  Original  Prospectus,  the  "Prospectus"),  and  should  be  read  in conjunction with the Prospectus.

      On July 10, 2007, SWMX, Inc. (the "Company") and its subsidiary,  SoftWave
Media Exchange,  Inc. (together with the Company,  the "Borrowers"),  executed a forbearance  agreement with BlueCrest Capital Finance,  L.P., a Delaware limited partnership  (the  "Lender"),  dated  as  of  July  5,  2007  (the  "Forbearance
Agreement"),  in connection with that certain loan and security agreement by and between  the  Borrowers  and  the  Lender,  dated  March  23,  2007  (the  "Loan
Agreement").  The Company  informed the Lender that an event of default occurred and is continuing  under Section 8.1(o) of the Loan Agreement as a result of the
Company's  failure  to raise net  proceeds  of  $10,000,000  in new  equity,  on commercially  reasonable  terms  and  conditions,  on or  before  July 1,  2007.
Pursuant to the  Forbearance  Agreement,  the Lender has agreed to forbear  from exercising its rights and remedies as a result of the existing default until the earliest to occur of (i) the occurrence of any default or event of default other than the existing  default,  (ii) notification by the Company to the Lender that the Company  believes there is a reasonable  likelihood that it will not be able to raise net proceeds of $10,000,000 in new equity,  on commercially  reasonable terms and conditions, on or before August 1, 2007, or (iii) August 1, 2007.

      As a condition to closing the Forbearance Agreement, the Borrowers entered into an intellectual  property security  agreement dated as of July 5, 2007 with the  Lender  pursuant  to which  the  Borrowers  granted  to the  Lender a first priority  secured interest in certain of the Borrowers'  intellectual  property, whether now owned or later acquired.

      All  provisions  of  the  Prospectus  not  specifically  amended  by  this
Supplement remain in full force and effect.

      Please insert this  Supplement  into your  Prospectus and retain both this
Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to SWMX,  Inc.'s Corporate  Secretary at 1
Bridge Street, Irvington, New York 10533 or call (914) 406-8400.